Exhibit 10.14

NOMINATION RIGHTS AGREEMENT BY AND AMONG THE LION ELECTRIC COMPANY AND CERTAIN SHAREHOLDERS OF THE LION ELECTRIC COMPANY DATED AS OF MAY 6, 2021

- i -

This NOMINATION RIGHTS AGREEMENT (as it may be amended from time to time in accordance with the terms hereof, the “Agreement”), dated as of May 6, 2021 is made by and among:

i.	The Lion Electric Company, a company organized under the laws of the Province of Québec (the “Company”);

ii.	9368-2672 Québec Inc., a company organized under the laws of the Province of Québec (the “9368-2672”); and

iii.	Power Energy Corporation, a company organized under the laws of the Province of Québec (“PEC”, and together with the 9368-2672, the “Principal Shareholders”).

RECITALS

WHEREAS pursuant to a business combination agreement and plan of reorganization dated November 30, 2020, among the Company, Lion Electric Merger Sub Inc. (“Merger Sub”) and Northern Genesis Acquisition Corp. (“NGA”), on the date hereof, the Company completed a business combination transaction pursuant to which (i) Merger Sub merged (the “Merger”) with and into NGA, with NGA surviving the Merger as a wholly-owned direct subsidiary of the Company and (ii) the Company amended and restated its Articles (as defined below) (collectively, the “Business Combination”).

WHEREAS, in connection with the Business Combination, the Company became a registrant under applicable U.S. securities laws and will become, shortly after closing of the Business Combination, a reporting issuer in the Province of Québec, and its Common Shares (as defined below) will be listed on the New York Stock Exchange and the Toronto Stock Exchange.

WHEREAS, in connection with the closing of the Business Combination, the parties believe that it is in the best interests of the Company and the other parties hereto to set forth their agreements regarding certain nomination rights as investors in the Company.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements of the parties hereto, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

EFFECTIVENESS

Section 1.1.      Effectiveness. This Agreement shall become effective as of May 6, 2021, being the date of closing of the Business Combination and shall continue until terminated in accordance with Section 4.4.

ARTICLE II

DEFINITIONS

Section 2.1.      Definitions. As used in this Agreement, the following terms have the following meanings:

“9368-2672 Director” means a Director that has been designated by 9368-2672 for election as Nominee or appointment pursuant to Section 3.1.

“9368-2672 Permitted Holders” means (i) Marc Bedard, Camile Chartrand, Fiducie Bedard, Fiducie Chartrand, Gestion Placebo Inc., Les Placements L.-S. Piché Inc. and any Members of the Immediate

Family of Marc Bédard or Camile Chartrand, and (ii) any Person controlled, directly or indirectly by one or more of the Persons referred to in clause (i) above (which includes, for greater certainty, 9368-2672 as of the date hereof).

“Affiliate” means, with respect to any specified Person, (a) any Person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person or (b) in the event that the specified Person is a natural Person, a Member of the Immediate Family of such Person; provided that (i) the Company and each of its subsidiaries shall be deemed not to be Affiliates of any Principal Shareholder, and further provider that (ii) Great-West Lifeco Inc. and its subsidiaries, IGM Financial Inc. and its subsidiaries, and any investment fund managed by entities within the Power Corporation of Canada group of companies shall be deemed to not be Affiliates of PEC for purposes of this Agreement. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Articles” means the articles of the Company, as they are in effect upon completion of the Business Combination, as amended from time to time.

“Board” means the board of directors of the Company.

“Board Size” means the number of directors on the Board as determined pursuant to Section 3.1.5.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. and the Autorité des marches financiers in Québec (Canada) are open to accept filings or any day on which banks are not authorized or obligated to be closed in New York, New York or in Montreal, Québec.

“Common Shares” means the common shares of the Company, as contemplated under the Articles.

“Director” means a director on the Board.

“Director Election Meeting” means any meeting of shareholders of the Company at which Directors are to be elected to the Board.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

“Independent Director” means a Director who is determined by the Nominating and Corporate Governance Committee to be “independent” in accordance with applicable laws and regulations (including National Instrument 52-110 – Audit Committee), including any applicable rules of a stock exchange on which the Common Shares are listed (other than any provision pursuant to which a Director would be deemed not to be independent solely as a result of being a nominee of a shareholder of the Company).

“Member of the Immediate Family” means with respect to any individual, each parent (whether by birth or adoption), spouse or child (including any step-child) or other descendants (whether by birth or adoption) of such individual, each spouse of any of the aforementioned Persons, each trust created solely for the benefit of such individual and/or one or more of the aforementioned Persons, and each legal representative of such individual or of any aforementioned Persons (including a tutor, curator, mandatary due to incapacity, custodian, guardian or testamentary executor), acting in such capacity under the authority of the law, an order from a competent tribunal, a will or a mandate in case of incapacity or similar instrument. For the purposes of this definition, a Person shall be considered the spouse of an individual if such Person is legally married to such individual, lives in a civil union with such individual or is the common law partner (as defined in the Income Tax Act (Canada) as amended from time to time) of such individual. A Person who was the spouse of an individual within the meaning of this paragraph immediately before the death of such individual shall continue to be considered a spouse of such individual after the death of such individual.

“Nominating and Corporate Governance Committee” means the Nominating and Corporate Governance Committee of the Board.

“Nominee” means a nominee proposed for election as Director by the Company and included as a nominee in the management information circular of the Company relating to a Director Election Meeting.

“PEC Director” means a Director that has been designated by PEC for election as Nominee or appointment pursuant to Section 3.1.

“PEC Permitted Holders” means Power Energy Corporation and any of its Affiliates.

“Person” means any individual, partnership, corporation, company, association, trust, joint venture, limited liability company, unincorporated organization, entity or division, or any government, governmental department or agency or political subdivision thereof.

“Principal Shareholder” has the meaning set forth in the preamble.

“QBCA” means the Quebec Business Corporations Act.

“Shareholder Group” means each of (a) the PEC Permitted Holders (collectively as one Shareholder Group) and (b) the 9368-2672 Permitted Holders (collectively as one Shareholder Group) and “Shareholder Groups” means all of them.

Section 2.2.      Other Interpretive Provisions.

(a)      The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)      The words “hereof”, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and any subsection and section references are to this Agreement unless otherwise specified.

(c)      The term “including” is not limiting and means “including without limitation.”

(d)      The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(e)      Whenever the context requires, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms.

ARTICLE III

GOVERNANCE

Section 3.1.      Board Nomination Rights.

Section 3.1.1.      Size and Composition of the Board. At the time this Agreement becomes effective, the Board shall consist of eight (8) Directors and thereafter shall be composed of a number of directors determined as set forth in Section 3.1.5. The initial Directors shall be Pierre Larochelle (Chairman), Marc Bédard, Michel Ringuet, Pierre Wilkie, Sheila Colleen Bair, Ian Robertson, Chris Jarrat and Pierre-Olivier Perras..

Section 3.1.2.      Designation of Nominees. In respect of any Director Election Meeting:

(a)

As long as any Shareholder Group holds, directly or indirectly, at least 20% of the Common Shares outstanding (on a non-diluted basis), its Principal Shareholder shall be entitled to designate a number of Nominees equal to the product of (rounding to the nearest whole number) (i) the percentage of the Common Shares held by such Shareholder Group (on a non-diluted basis) multiplied by (ii) the Board Size. For illustration purposes only, the following table illustrates the minimum percentage of the Common Shares which are required to be held by a Shareholder Group to designate the number of Nominees shown:

	Board Size
	7	8	9	10	11	12
2	22%	20%	20%	20%	20%	20%
3	36%	31%	28%	25%	23%	21%
4	N.A.	44%	39%	35%	32%	29%

(b)

In addition to any rights 9368-2672 may have under Section 3.1.2(a), as long as the 9368-2672 Permitted Holders hold, directly or indirectly, at least 5% of the Common Shares outstanding (on a non-diluted basis), 9368-2672 shall be entitled to designate:

(i)

for so long as Marc Bedard is performing the role of chief executive officer, one (1) Nominee (in addition to Marc Bedard, who will be appointed to the Board for so long as he is performing the role of chief executive officer of the Company); or

(ii)	at any other time, Marc Bedard as a Nominee.

Section 3.1.3.      Nomination and Election Procedures.

(a)

Each Principal Shareholder having a right to designate one or more Nominees under Section 3.1.2 may notify the Company of its designated Nominee(s) at any time but no less than 45 calendar days prior to the date of any Director Election Meeting. If, prior to the Director Election Meeting, the Nominee of a Principal Shareholder is unable or unwilling to serve as a Director, then such Principal Shareholder will be entitled to designate a replacement Nominee.

(b)

Other than Marc Bedard pursuant to any designation made pursuant to Section 3.1.2(b)(ii), at least one (1) Nominee designated by each Principal Shareholder must be an Independent Director as determined by the Nominating and Corporate Governance Committee and, if no Nominee of a Principal Shareholder is determined to be an Independent Director, such Principal Shareholder will be entitled to designate a replacement Nominee.

(c)

Each designated Nominee of a Principal Shareholder shall be considered by the Nominating and Corporate Governance Committee to ensure that the Nominees, when considered collectively with the additional individuals selected by the Nominating and Corporate Governance Committee for nomination to the Board, represent the characteristics, experience, skill set, independence and diversity desired by the Board. The Nominating and Corporate Governance Committee may, at its discretion, advise a Principal Shareholder that inclusion of any designated Nominee does not satisfy the objectives of the Board and, in such circumstance, such Principal Shareholder shall be entitled to propose a replacement for such Nominee.

(d)

For so long as a Principal Shareholder has the right to designate one or more Nominees under Section 3.1.2, and provided that each Nominee (or any replacement thereof which a Principal Shareholder has the right to designate hereunder) has received a favourable recommendation of the Nomination and Corporate Governance Committee, the Company shall nominate for election and include in any management information circular relating to any Director Election Meeting (or submit to shareholders by written consent if applicable) each person designated as Nominee of such Principal Shareholder and take all steps which may be necessary or appropriate to recognize, enforce and comply with the rights of any Principal Shareholder under this Section 3.1.

(e)

Subject to Section 3.1.7, each Shareholder Group shall vote or cause to be voted all Common Shares that it holds, directly or indirectly, or over which it exercises control or direction, in favor of any Nominee designated by a Principal Shareholder and at any Director Election Meeting, pursuant to the terms and subject to the conditions of this Section 3.1.

Section 3.1.4.      Other Nominees. The selection of Nominees other than the Nominees designated by the Principal Shareholders pursuant to Section 3.1.2 (including when any designation right of a Principal Shareholder has not been exercised pursuant thereto), shall rest with the Board, or the Nominating and Corporate Governance Committee, if so determined by the Board.

Section 3.1.5.      Number of Board Members. The Board shall initially consist of eight (8) members and thereafter shall consist of such other number as may be determined by the Board, provided that, in each case, the number of Directors shall be sufficient to give effect to the rights of each Principal Shareholder hereunder and under any other then existing obligation of the Company in respect thereof, in each case subject to any minimum or maximum number of Directors as provided under the Company’s Articles. Each Shareholder Group will cast all votes attached to all Common Shares held by such Shareholder Group, whether at any annual or special meeting by written consent or otherwise, to give effect to the foregoing.

Section 3.1.6.      Replacement Appointment. If any Nominee of a Principal Shareholder resigns, is removed, or is unable to serve for any reason prior to the expiration of his or her term as a Director, then such Principal Shareholder shall be entitled to designate a replacement to be appointed by the Board as Director as soon as reasonably practicable, except where such Principal Shareholder would have otherwise ceased to be entitled to designate such Nominee pursuant to Section 3.1.2. The appointment of any such replacement shall be subject to the approval thereof by the Nominating and Corporate Governance Committee in accordance with Section 3.1.3(c).

Section 3.1.7.      Cessation; Resignation. Any Principal Shareholder shall cease to have any rights or obligations under this Section 3.1 immediately upon ceasing to have the right to designate any Nominee pursuant to the terms of Section 3.1.2. In the event that a Principal Shareholder ceases to have the right to designate a Nominee pursuant to the terms of Section 3.1.2, such Principal Shareholder shall concurrently therewith, if requested by the Board, use its reasonable efforts to promptly obtain and deliver to the Company the written resignation of any Director previously designated by it pursuant to the terms of Section 3.1.2 such that the number of Directors nominated by such Principal Shareholder and then serving on the Board does not exceed the number of Nominees that such Principal Shareholder would then have the right to designate pursuant to the terms of Section 3.1.2.

Section 3.1.8.      Qualifications. Notwithstanding anything to the contrary in this Agreement, all Directors (including Directors designated by the Principal Shareholders) shall, at all times while serving on the Board, meet the qualification requirements to serve as a director under the QBCA, applicable securities laws and the rules of any stock exchange on which the Common Shares are listed.

Section 3.1.9.      Chairman. So long as PEC has the right to designate a Nominee pursuant to Section 3.1.2, PEC shall have the right to designate one (1) of the PEC Directors to serve as Chairman of the Board. The Initial Chairman of the Board will be Pierre Larochelle. In the event that PEC does not have the right to designate the Chairman of the Board, the Chairman of the Board shall be selected by the Board from among the Directors comprising the Board. In the event that the Chairman of the Board is not an Independent Director, the remaining Directors shall designate a lead independent director. The Chairman of the Board shall not be a past or present CEO of the Company.

Section 3.1.10.      Board Committees.

(a)

The Board shall establish and maintain committees of the Board (each a “Committee” and collectively, the “Committees”) as required by regulations, the rules of any stock exchange or as determined appropriate by the Board.

(b)

The size of each Committee shall be established by the Board provided that the number of Committee members for each such Committee shall be at least equal to the number of Principal Shareholders having the right to appoint Nominees pursuant to the terms of Section 3.1.2, plus one (1) (which, as of the date hereof, corresponds to three (3) Committee members).

(c)	The Committees and their composition shall initially consist of the following:

(i)	Audit Committee: Michel Ringuet (Chair), Sheila Colleen Bair, and Ian Robertson;

(ii)	Human Resources and Compensation Committee: Chris Jarratt (Chair), Pierre Wilkie and Pierre-Olivier Perras; and

(iii)	Nominating and Corporate Governance Committee: Ian Robertson (Chair), Sheila Colleen Bair and Pierre-Olivier Perras.

(d)

For so long as a Principal Shareholder has a right to designate a Nominee pursuant to the terms of Section 3.1.2, each such Principal Shareholder shall have the right to appoint one member of each Committee. Notwithstanding the foregoing, neither the CEO nor 9368-2672 shall have the right to appoint any Director to the Human Resources and Compensation Committee.

(e)

Each Committee shall be composed of at least a majority of Independent Directors. Except as restricted by applicable laws and regulations, Committees will be allowed to be composed of independent and non-independent directors.

(f)	Each Committee shall be chaired by a Director who is not a Nominee of a Principal Shareholder.

Section 3.1.11.      Non-Assignability or Transfer of Rights. None of the rights or obligations of any Shareholder Group under this Agreement shall be assignable or transferable to any Person, provided however that each Principal Shareholder may assign its rights and obligations hereunder to another member of its Shareholder Group together with a transfer of Common Shares to such member, provided that such assignee (if not already a party hereto) executes a joinder to this Agreement. For the avoidance of doubt, the transfer by a Principal Shareholder to another member of its Shareholder Group shall not relieve any member of such Shareholder Group from its obligations hereunder.

Section 3.1.12.      Shareholder Approval. At the first annual meeting of the shareholders of the Company to be held following the fifth (5th) anniversary of the date of this Agreement, and at every fifth (5th) annual meeting of the shareholders of the Company thereafter, the rights of any Principal Shareholders under Section 3.1.2(a) shall be submitted to the shareholders of the Company for approval by a simple majority (>50%) of the votes cast by the shareholders of the Company represented in person or by proxy at such meeting (provided that, for greater certainty, all shareholders of the Company shall be entitled to vote with respect to such approval). If such rights are approved by shareholders of the Company in accordance with the foregoing, the rights of any Principal Shareholders under Section 3.1.2(a) shall continue in full force and effect until the next shareholder meeting at which such rights must be submitted for approval. If at any such meeting the requisite shareholder approval is not obtained, the rights of any Principal Shareholders under Section 3.1.2(a) shall become void and shall have no further force and effect.

Section 3.2.    Expenses.

Section 3.2.1.      The Company shall reimburse the members of the Board for all reasonable out-of-pocket expenses incurred in connection with the attendance at meetings of the Board and any committees thereof, including travel, lodging and meal expenses.

Section 3.2.2.      The Company shall obtain customary director and officer liability insurance on commercially reasonable terms.

ARTICLE IV

MISCELLANEOUS

Section 4.1.      Authority; Effect. Each party hereto represents and warrants to and agrees with each other party that the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized on behalf of such party and do not violate any agreement or other instrument applicable to such party or by which its assets are bound. This Agreement does not, and shall not be construed to, give rise to the creation of a partnership among any of the parties hereto, or to constitute any of such parties members of a joint venture or other association. The Company and its subsidiaries shall be jointly and severally liable for all obligations of each such party pursuant to this Agreement.

Section 4.2.      Further Assurances. Each holder of Common Shares in a Shareholder Group will cast all votes attached to all Common Shares held by such Shareholder Group, whether at any annual or special meeting by written resolutions or otherwise, and take such other actions as may reasonably be requested by any Principal Shareholder to give effect to the agreements set forth in this Agreement.

Section 4.3.      Notices. Any notices, requests, demands and other communications required or permitted in this Agreement shall be effective if in writing and (i) delivered personally, (ii) sent by e-mail, or (iii) sent by overnight courier, in each case, addressed as follows:

If to the Company to:

The Lion Electric Company

921 ch. de la Rivière-du-Nord

Saint-Jérôme (Québec) J7Y 5G2

Attention:	Marc Bédard, CEO - Founder
Nicolas Brunet, Executive Vice-President and Chief Financial Officer

E-mail:	[***]
[***]

with a copy to:

Stikeman Elliott LLP 1155 René-Lévesque Blvd. West, 41st Floor
Montreal (Québec) H3B 3V2

Attention:	Aniko Pelland; David Tardif

E-mail:	[***]
[***]

If to PEC, to:

Power Energy Corporation 751 rue du Square Victoria
Montreal (Quebec) H2Y 2J3

Attention:	Pierre Larochelle

Email:	[***]

If to 9368-2672, to:

Marc Bedard 921 ch. de la Rivière-du-Nord
Saint-Jérôme (Québec) J7Y 5G2

Attention:	Marc Bedard

E-mail:	[***]

Unless otherwise specified herein, such notices or other communications shall be deemed effective (i) on the date received, if personally delivered, (ii) on the date received if delivered by e-mail on a Business Day, or if not delivered on a Business Day, on the first Business Day thereafter and (iii) two (2) Business Days after being sent by overnight courier. Each of the parties hereto shall be entitled to specify a different address by giving notice as aforesaid to each of the other parties hereto.

Section 4.4.      Termination and Effect of Termination. This Agreement shall terminate upon the date on which both Principal Shareholders cease to have any right to designate any Nominee under this Agreement pursuant to the terms of Section 3.1.2.

Section 4.5.      Remedies. The parties to this Agreement shall have all remedies available at law, in equity or otherwise in the event of any breach or violation of this Agreement or any default hereunder. The parties acknowledge and agree that in the event of any breach of this Agreement, in addition to any other remedies that may be available, each of the parties hereto shall be entitled to specific performance of the obligations of the other parties hereto and, in addition, to such other equitable remedies (including preliminary or temporary relief) as may be appropriate in the circumstances. No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any such delay, omission nor waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

Section 4.6.      Amendments. This Agreement may not be orally amended, modified, extended or terminated, nor shall any oral waiver of any of its terms be effective. This Agreement may be amended, modified, extended or terminated, and the provisions hereof may be waived, only by an agreement in writing signed by each of the Company (acting through the Independent Directors), PEC and 9368-2672. Each such amendment, modification, extension or termination shall be binding upon each party hereto. In addition, each party hereto may waive any right hereunder by an instrument in writing signed by such party.

Section 4.7.      Governing Law. This Agreement and all claims arising out of or based upon this Agreement or relating to the subject matter hereof shall be governed and interpreted by and construed in accordance with the substantive laws of the Province of Québec and the federal laws of Canada applicable therein (without giving effect to conflict of law principles).

Section 4.8.      Dispute Resolution. Any claim, dispute or controversy arising out of or relating to the interpretation, application or enforcement of this Agreement or any breach of this Agreement shall be settled by arbitration to be held the Province of Québec, district of Montréal. A party wishing to submit a dispute to arbitration shall give written notice to such effect to the other parties hereto. The parties shall have fifteen (15) days from a party’s notice of such a request for arbitration to designate the arbitrators for the dispute in accordance with this Section 4.8.

Section 4.9.      Merger; Binding Effect, Etc. This Agreement constitutes the entire agreement of the parties with respect to its subject matter, supersedes all prior or contemporaneous oral or written agreements or discussions with respect to such subject matter, and shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective heirs, representatives, successors and permitted assigns. Except as otherwise expressly provided herein, no Principal Shareholder or other party hereto may assign any of its respective rights or delegate any of its respective obligations under this Agreement without the prior written consent of the other parties hereto, and any attempted assignment or delegation in violation of the foregoing shall be null and void.

Section 4.10.      Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one instrument.

Section 4.11.      Severability. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law. The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

Section 4.12.      Exercise of Rights and Remedies. No delay or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any such delay, omission nor waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

Section 4.13.      No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, the Company and each Principal Shareholder covenant, agree and acknowledge that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be made against any current or future director, officer, employee, shareholder, general or limited partner or member of any Principal Shareholder or of any Affiliate or assignee thereof, as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future officer, agent or employee of any Principal Shareholder or any current or future member of any Principal Shareholder or any current or future director, officer, employee, shareholder, partner or member of any Principal Shareholder or of any Affiliate or assignee thereof, as such, for any obligation of any Principal Shareholder under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

Section 4.14.      Language. The parties confirm that it is their wish that this Agreement as well as any other documents relating hereto including notices, have been and shall be drawn up in English only. Les parties aux présentes confirment leur volonté de rédiger exclusivement en langue anglaise la présente convention ainsi que tous les documents s’y rapportant, notamment les avis.

[Signature pages follow]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first above written.

Company:	THE LION ELECTRIC COMPANY

	By:	/s/ Nicolas Brunet
Name: Nicolas Brunet
Title: Executive Vice President and Chief Financial Officer

Principal Shareholders:	9368-2672 QUÉBEC INC.

	By:	/s/ Marc Bédard
Name: Marc Bédard
Title: Authorized Signatory

POWER ENERGY CORPORATION

	By:	/s/ Pierre Larochelle
Name: Pierre Larochelle
Title: Chief Executive Officer

[Signature Page to Nomination Rights Agreement]